EXHIBIT 99.1

400 Chestnut Ridge Road	N E W S R E L E A S E
Woodcliff Lake, NJ 07677
201-930-3300
CONTACT: Carol A. Cox, 201-930-3720	EMAIL: ccox@barrlabs.com
Barr Reports GAAP Loss For Three and Six Months Ended December 31, 2006 of $3.67 Per Share and $3.18 Per Share; Adjusted Earnings For Three and Six Months Were $0.83 Per Share and $1.70 Per Share
Results include IPR&D Charge of $381 Million and Other Charges Related to PLIVA Acquisition
Woodcliff Lake, NJ — February 28, 2007... Barr Pharmaceuticals, Inc. (NYSE: BRL) today reported results for the three and six months ended December 31, 2006, which include certain charges related to the acquisition of PLIVA d.d. that was completed on October 24, 2006, as well as the inclusion of PLIVA’s financial results from October 25, 2006 through December 31, 2006.
For the three months ended December 31, 2006, the Company recorded a loss of $390.9 million, or $3.67 per share, compared to net earnings of $94.9 million, or $0.88 per share, for the same period last year. Revenues in the period were $584 million, compared to $326 million for the same period last year.
For the six months ended December 31, 2006, the Company recorded a loss of $338.2 million, or $3.18 per share, compared to net earnings of $178.1 million, or $1.66 per share, in the prior year period. Revenues in the period totaled $916 million, up from $636 million for the same period last year.
Adjusted earnings per fully diluted share for the three and six months ended December 31, 2006 would have been $0.83 and $1.70, respectively, after excluding certain charges that are primarily related to the PLIVA acquisition. For comparison purposes, in the prior year periods, adjusted earnings per fully diluted share for the three and six months ended December 31, 2005 would have been $0.92 and $1.77, respectively, excluding certain one-time items. A reconciliation of GAAP-based earnings (loss) per fully diluted share to adjusted earnings per fully diluted share is presented in the table at the end of this press release.
“The special charges, particularly related to the PLIVA acquisition, somewhat obscure the strong results recorded in our generic and proprietary businesses during the quarter and the six month period,” said Bruce L. Downey, Barr’s Chairman and CEO. “Sales of our U.S. generic portfolio increased during the quarter, driven by higher sales of our oral contraceptive portfolio, the introduction of generic ACTIQ®, the cancer pain treatment, and the addition of PLIVA’s global product line. On the proprietary side, sales increased 22% for the quarterly period, driven by higher sales of our ParaGard® IUD, the introduction of our dual-label Plan B® OTC/Rx product in November, and the launch of our Adderall® IR product in October, which we acquired from Shire plc. Overall, our ongoing business continues to remain strong and we continue to deliver results while simultaneously focusing on the integration of PLIVA.”
Revenues
Generic Product Sales
The Company’s generic product sales increased to $637 million for the six months ended December 31, 2006, compared to $416 million in the prior year period. For the three months ended December 31, 2006 total generic product sales increased to $439 million, compared to $209 million for the prior year period. A discussion of the Company’s generic product sales for the three months ended December 31, 2006 compared to the prior year period is presented below.
U.S.
Sales of U.S. generic products totaled $298 million for the three months ended December 31, 2006, compared to $209 million in the prior year period. The increase in sales is primarily related to the inclusion of sales from PLIVA’s U.S. operations which have now been integrated into Barr. The increase is also related to strong sales of Fentanyl Citrate, a generic version of ACTIQ, which was launched in late September 2006, and higher oral contraceptive sales. These increases more than offset lower sales of certain other products, including Desmopressin.
Sales of generic oral contraceptives, the Company’s largest single category of generic products, were $114 million for the three months ended December 31, 2006, compared to $96 million in the prior year period. The increase is primarily related to sales of Balziva™ that was launched in October 2006.
Europe and Rest of the World (“ROW”)
Sales of European and ROW generic products, which result from sales of PLIVA products in these geographical regions, were $141 million in the period from October 25, 2006 through December 31, 2006.
Proprietary Product Sales
The Company’s proprietary product sales increased to $201 million for the six months ended December 31, 2006, compared to $140 million in the prior year period. For the three months ended December 31, 2006, proprietary product sales increased to $98 million, compared to $80 million in the prior year period. The increase in proprietary sales for the three and six months ended December 31, 2006 was driven primarily by higher sales of ParaGard, which the Company acquired in November 2005, and Plan B Over-the-Counter/Rx and Adderall IR, both of which were launched in the three months ended December 31, 2006. Increased sales of these products were somewhat offset by decreased sales of our SEASONALE® extended-cycle oral contraceptive, which faced generic competition in September 2006 following the expiration of three years of market exclusivity.
Alliance and Development Revenue
During the six months ended December 31, 2006, the Company reported alliance and development revenue of $66 million, compared to $79 million in the prior year period. For the three months ended December 31, 2006, alliance and development revenue totaled $34 million, compared to $36 million in the prior year period. The decrease reflects lower profits earned from the Company’s agreement with Teva Pharmaceuticals on fexofenadine hydrochloride tablets, the generic version of Allegra® tablets, though somewhat offset by higher reimbursements under our Adenovirus and Shire development agreements.
Other Revenue
Other revenue primarily includes revenue from the Company’s non-core operations, including the animal health and agrochemicals business, as well as the diagnostic, disinfectants, dialysis and infusions business that the Company acquired through PLIVA. Other revenue totaled $13 million for the three months ended December 31, 2006.
Margins
Reported margins in both our generic and proprietary segments for the three and six months ended December 31, 2006 were negatively impacted by amortization costs arising from the PLIVA acquisition. Margins were also negatively impacted by a charge of $57 million related to the step-up of inventory acquired from PLIVA and sold in the period. Total amortization and step-up charges for the three and six months ended December 31, 2006 were $86 million and $94 million, respectively. In addition to these charges, the Company has reclassified amortization expense arising from its previously acquired proprietary products from SG&A to cost of sales. The margins for the three and six months ended December 31, 2005 have been adjusted to reflect this reclassification. Excluding these items, generic product margins during the three and six months ended December 31, 2006 would have been 62% and 63%, respectively, and proprietary product margins would have been 80% and 82%, respectively.
Update on R&D Activities
Research and development expenses totaled $107 million for the six months ended December 31, 2006, compared to $66 million in the prior year period. For the three months ended December 31, 2006, R&D totaled $68 million, compared to $31 million for the prior year period. The increase in R&D expenses reflects costs associated with the Company’s generic, including bio-generic, and proprietary development activities, and the addition of development costs associated with the Company’s European development activities.
In-Process R&D (IPR&D)
During the three months ended December 31, 2006, the Company recorded a $381 million charge related to acquired in-process R&D arising from the Company’s acquisition of PLIVA.
Generic Products
At December 31, 2006, the Company had approximately 60 Abbreviated New Drug Applications, including tentatively approved applications, pending at the U.S. Food and Drug Administration (FDA) targeting branded pharmaceutical products with an estimated $30 billion in sales. The Company also had approximately 295 product registrations, representing 94 molecules, pending with regulatory bodies in Europe and ROW.

During the six months ended December 31, 2006, the Company received eight generic product approvals in the U.S. from the FDA, including tentative approvals, and during that same period, PLIVA received approximately 110 approvals, representing 54 molecules, from regulatory bodies in Europe and ROW.
Proprietary Products
The Company currently has several proprietary products in clinical development, three of which are in Phase III studies, and several New Drug Applications pending at the FDA.
Selling, General and Administrative
The Company’s SG&A expenses totaled $268 million during the six months ended December 31, 2006, compared to $126 million in the prior year period. For the three months ended December 31, 2006, SG&A expenses totaled $178 million, compared to $61 million for the prior year period. The substantial increase in SG&A is primarily attributable to the addition of PLIVA’s sales and marketing activities, including, but not limited to, the costs associated with approximately 1,400 sales representatives that PLIVA utilizes to promote branded generic products to physicians and pharmacists in many countries, and other general and administrative expenses associated with our worldwide operations. In addition, SG&A for the three and six months ended December 31, 2006 and December 31, 2005 was positively impacted by the Company’s decision to reclassify acquired product amortization from SG&A to cost of sales, as previously discussed.
Interest Expense
During the three months ended December 31, 2006, the Company recorded $32 million of interest expense, with almost all of such amount related to the interest on the Company’s debt financing of $2.4 billion incurred in connection with the PLIVA acquisition.
Other (Expense) Income
During the three months ended December 31, 2006, the Company recorded other expense, net, of $30 million, which was primarily caused by derivative arrangements the Company entered into in order to hedge changes in applicable currencies in connection with its purchase of PLIVA.
Stock-Based Compensation
During the three and six months ended December 31, 2006, the Company recorded stock-based compensation expenses of $6.8 million, or $0.04 per share, and $13.9 million, or $0.08 per share, respectively, the impact of which is recorded in cost of sales, SG&A and R&D.
Tax Rate
The Company reported tax expense of $10 million in the three months ended December 31, 2006 despite a pre-tax loss of $381 million, yielding a negative effective tax rate of 2.7%, as compared to 36.3% for the three month period ended December 31, 2005. This primarily resulted from the write-off of the $381 million IPR&D charge arising from the PLIVA acquisition, which lowered reported earnings, and was non-deductible for tax purposes. The tax rate in the quarter was also impacted by the December 2006 retroactive reinstatement of the R&D U.S. tax credit that expired in December 2005.

Balance Sheet and Cash Flows
The Company’s cash, cash equivalents and marketable securities totaled approximately $900 million at December 31, 2006. Cash flows used in operations totaled $18 million for the three months ended December 31, 2006. Cash provided by operating activities was $187 million for the six months ended December 31, 2006. Capital spending totaled $20 million during the three months ended December 31, 2006.
Preliminary Results
The results of operations for the three and six months ended December 31, 2006, the cash flow information for the six months ended December 31, 2006 and the balance sheet information at December 31, 2006 presented in this earnings release are preliminary. The Company and its auditors are continuing to finalize the Company's financial statements as of and for the three and six months ended December 31, 2006, including the effects of the PLIVA acquisition. The Company expects to file its Transition Report on Form 10-K/T containing its audited financial statements information on March 1, 2007.
2007 Financial Outlook
The Company expects its adjusted earnings per fully diluted share for the year ending December 31, 2007 to be in the range of approximately $3.00 — $3.30. The adjustments are discussed in the paragraph immediately below. The Company expects total revenues for that period to be in the range of $2.3-$2.4 billion. R&D investment for 2007 is expected to be approximately $240-$250 million. SG&A expenses for 2007 are expected to be approximately $775-$800 million.
The Company’s adjusted guidance for 2007 excludes amortization costs associated with acquired products, charges related to the step-up of inventory acquired from PLIVA, contributions from operations that the Company anticipates divesting during 2007 and stock-based compensation costs. The Company’s adjusted guidance for 2007 also excludes the impact of potential patent challenge outcomes or other business development activities that may be completed by December 31, 2007.
Conference Call/Webcast
The Company will host a Conference Call at 8:30 AM Eastern time on Wednesday, February 28th to discuss earnings results for the three and six months ended December 31, 2006. The number to call from within the United States is: (800) 230-1951 and (612) 234-9960 Internationally. A replay of the conference call will be available from 12 Noon Eastern time on February 28th through 11:59 PM Eastern time March 7th, and can be accessed by dialing (800) 475-6701 in the United States or (320) 365-3844 Internationally and using the access code 858023.
The conference call will also be webcast live on the Internet. Investors and other interested parties may access the live webcast through the Investor Relations section, under Calendar of Events, on Barr’s website at www.barrlabs.com. Log on at least 15 minutes before the call begins to register and download or install any necessary audio software.
About Barr Pharmaceuticals, Inc.
Barr Pharmaceuticals, Inc. is a global specialty pharmaceutical company that operates in more than 30 countries worldwide and is engaged in the development, manufacture and marketing of generic and proprietary pharmaceuticals, biopharmaceuticals and active pharmaceutical ingredients. As a holding company, Barr Pharmaceuticals operates through its principal subsidiaries: Barr Laboratories, Inc., Duramed Pharmaceuticals, Inc. and PLIVA d.d.
Forward-Looking Statements
Except for the historical information contained herein, the statements made in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of

1934. Forward-looking statements can be identified by their use of words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates” and other words of similar meaning. Because such statements inherently involve risks and uncertainties that cannot be predicted or quantified, actual results may differ materially from those expressed or implied by such forward-looking statements depending upon a number of factors affecting the Company’s business. These factors include, among others: the difficulty in predicting the timing and outcome of legal proceedings, including patent-related matters such as patent challenge settlements and patent infringement cases; the outcome of litigation arising from challenging the validity or non-infringement of patents covering our products; the difficulty of predicting the timing of FDA approvals; court and FDA decisions on exclusivity periods; the ability of competitors to extend exclusivity periods for their products; our ability to complete product development activities in the timeframes and for the costs we expect; market and customer acceptance and demand for our pharmaceutical products; our dependence on revenues from significant customers; reimbursement policies of third party payors; our dependence on revenues from significant products; the use of estimates in the preparation of our financial statements; the impact of competitive products and pricing on products, including the launch of authorized generics; the ability to launch new products in the timeframes we expect; the availability of raw materials; the availability of any product we purchase and sell as a distributor; the regulatory environment; our exposure to product liability and other lawsuits and contingencies; the increasing cost of insurance and the availability of product liability insurance coverage; our timely and successful completion of strategic initiatives, including integrating companies (including PLIVA d.d.) and products we acquire and implementing our new enterprise resource planning system; risks associated with doing business outside the United States; fluctuations in operating results, including the effects on such results from spending for research and development, sales and marketing activities and patent challenge activities; the inherent uncertainty associated with financial projections; our expansion into international markets through the completion of the PLIVA acquisition, and the resulting currency, governmental, regulatory and other risks involved with international operations; our ability to service our increased debt obligations as a result of the PLIVA acquisition; changes in generally accepted accounting principles; and other risks detailed from time-to-time in our filings with the Securities and Exchange Commission.
The forward-looking statements contained in this press release speak only as of the date the statement was made. The Company undertakes no obligation (nor does it intend) to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required under applicable law.
[EDITOR’S ADVISORY: Barr Pharmaceuticals, Inc. news releases are available free of charge through PR Newswire’s News On-Call site at http://www.prnewswire.com/comp/089750.html. Barr news releases and corporate information are also available on Barr’s website (www.barrlabs.com). For complete indications, warnings and contraindications, contact Barr Laboratories’ Product Information Department at 1-800-Barr Lab. All trademarks referenced herein are the property of their respective owners.]
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Barr Pharmaceuticals, Inc. Selected Financial Data
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$536,644	$289,578	$837,524	$556,643
Alliance and development revenue	34,392	35,939	65,882	79,313
Other revenue	12,997	—	12,997	—

Total revenues	584,033	325,517	916,403	635,956
Costs and expenses:
Cost of sales	285,754	88,896	375,331	172,067
Selling, general and administrative	178,043	60,950	267,672	126,413
Research and development	67,518	30,940	107,487	66,006
Write-off of acquired IPR&D	380,673	—	380,673	—

Earnings (loss) from operations	(327,955)	144,731	(214,760)	271,470
Interest income	8,965	4,429	15,747	8,904
Interest expense	32,217	68	32,374	147
Other (expense) income	(30,027)	(138)	(72,892)	(593)

Earnings (loss) before income taxes and minority interest	(381,234)	148,954	(304,279)	279,634
Income tax expense	10,311	54,070	34,505	101,507
Minority interest	(629)	—	(629)	—

Net earnings (loss)	$(390,916)	$94,884	$(338,155)	$178,127

Earnings per common share — diluted:
Net earnings (loss)	$(3.67)	$0.88	$(3.18)	$1.66
Weighted average shares — assuming dilution	106,442	107,410	106,377	106,984
Stock-based compensation expense:
Cost of sales	$2,120	$2,243	$4,236	$4,331
Selling, general and administrative	3,497	3,421	7,205	6,627
Research and development	1,185	1,460	2,485	2,936

Total stock-based compensation expense	$6,802	$7,124	$13,926	$13,894

	As of	As of
	12/31/06	6/30/06
Cash & cash equivalents	$231,975	$24,422
Marketable securities — current and long-term	682,708	595,614
Accounts receivable	533,065	226,026
Other receivables	78,218	50,235
Inventory	452,411	134,266
Accounts payable & accrued liabilities	439,823	169,167
Working capital	876,106	921,663
Total assets	4,961,862	1,921,419
Total debt	2,679,660	16,247
Shareholders’ equity	1,465,228	1,690,956

	Six Months Ended
	December 31,
	2006	2005
Cash flow provided by operations	$187,000	$104,756
Capital expenditures	31,715	36,045

Barr Pharmaceuticals, Inc.
Reconciliation of GAAP EPS to Adjusted EPS
For the three and six months ended December 31, 2006 and 2005
(unaudited)

	Three Months Ended
	December 31,
	2006	2005
Earnings per common share — assuming dilution	$(3.67)	$0.88
After tax effect of:
Transaction related	4.39	—
Barr product amortization	0.07	0.03
Mircette add-back	—	(0.06)
Inventory step-up from FEI	—	0.03
Stock compensation expense	0.04	0.04

Earnings per common share — assuming dilution, net of charges	$0.83	$0.92

	Six Months Ended
	December 31,
	2006	2005
Earnings per common share — assuming dilution	$(3.18)	$1.66
After tax effect of:
Transaction related	4.64	—
Barr product amortization	0.12	0.05
Mircette add-back	—	(0.05)
Inventory step-up from FEI	—	0.03
Payment to supplier	0.04	—
Stock compensation expense	0.08	0.08

Earnings per common share — assuming dilution, net of charges	$1.70	$1.77

Reconciliation of Adjusted Earnings to GAAP Earnings
To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), the Company is providing this summary to reflect the adjusted earnings per share effect of certain unusual or infrequent charges or benefits that were taken or received in the three and six months ended December 31, 2006. The Company believes that the adjusted earnings per share information presented above provides useful information to both management and investors concerning the approximate impact of the above items. The Company also believes that including the effect of these items in earnings per share allows management and investors to better compare the Company’s financial performance from period-to-period, and to better compare the Company’s financial performance with that of its competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.
Three and Six Month Periods Ended December 31, 2006
For the three months ended December 31, 2006, these excluded charges and/or benefits consist of the following:
•	Transaction related charges of $493 million, or $4.39 per share, related to the Company’s acquisition of PLIVA. Included in this charge are $381 million of acquired IPR&D, $57 million of inventory step-up, $27 million of derivative costs associated with the PLIVA transaction, $18 million of amortization of acquired intangibles and other integration costs.

•	A non-cash amortization charge of $11.4 million, or $0.07 per share, related to acquired products.

•	A non-cash charge of approximately $6.8 million, or $0.04 per share, related to stock-based compensation expenses.
For the six months ended December 31, 2006, these excluded charges and/or benefits consist of the following:
•	Transaction related charges of $535 million, or $4.64 per share, related to the Company’s acquisition of PLIVA. Included in this charge are $381 million of acquired IPR&D, $57 million of inventory step-up, $69 million of derivative costs associated with the PLIVA transaction, $18 million of amortization of acquired intangibles and other integration costs.

•	A non-cash amortization charge of $19 million, or $0.12 per share, related to acquired products.

•	A non-cash one time payment charge of $6 million, or $0.04 per share, reflecting a payment made in the quarter ended September 30, 2006 to a third party supplier arising from the settlement of a patent challenge.

•	A non-cash charge of approximately $13.9 million, or $0.08 per share, related to stock-based compensation expenses.
Three and Six Month Periods Ended December 31, 2005
For the three months ended December 31, 2005, these excluded charges and/or benefits consist of the following:
•	A non-cash amortization charge of $5.2 million, or $0.03 per share, related to acquired products.

•	A net benefit of $9.5 million, or $0.06 per share, primarily related to a partial reimbursement of the $63.2 million charge the Company recorded when it announced the agreement to acquire the Mircette® oral contraceptive product and settle related litigation.

•	Non-cash charges relating to the write-up of inventory acquired from FEI Women’s Health, LLC in November 2005 of $4.7 million, or $0.03 per share.

•	A non-cash charge of approximately $7.1 million, or $0.04 per share, related to stock-based compensation expenses.
For the six months ended December 31, 2005, these excluded charges and/or benefits consist of the following:
•	A non-cash amortization charge of $8.3 million, or $0.05 per share, related to acquired products.

•	A net benefit of $8.4 million, or $0.05 per share, primarily related to a partial reimbursement of the $63.2 million charge the Company recorded when it announced the agreement to acquire the Mircette® oral contraceptive product and settle related litigation.

•	Non-cash charges relating to the write-up of inventory acquired from FEI Women’s Health, LLC in November 2005 of $4.7 million, or $0.03 per share.

•	A non-cash charge of approximately $13.9 million, or $0.08 per share, related to stock-based compensation expenses.